EXHIBIT 99.1


                              MESSAGE TO INVESTORS
  [PHOTO OF                           FROM                           [PHOTO OF
JERRY JACOBY]             THE CHAIRMAN & THE PRESIDENT             DAN THOMPSON]



THE $21.4 MILLION PROFIT IN 2001 REPRESENTED OUR HIGHEST PROFIT AMOUNT SINCE 1995 AND OUR FOURTH CONSECUTIVE PROFITABLE PERIOD. WE EXCEEDED OUR ANNUAL PLAN TARGET BY OVER $10 MILLION. HIGHER ETHANOL PRICING WAS THE MAIN REASON FOR THE IMPROVEMENT OVER PLAN. WE ARE PLEASED WITH THE PROGRESS, BUT REALIZE THAT WE ARE STILL NOT WHERE WE NEED TO BE.

         IN LAST YEAR'S REPORT, WE SUGGESTED THAT THREE SIGNIFICANT CHANGES HAD TO OCCUR IN ORDER FOR MCP TO ACHIEVE MAJOR IMPROVEMENTS IN 2002. WE HAVE ACHIEVED LOWER NATURAL GAS PRICES AND HIGHER GERM PRICES. HOWEVER, SWEETENER PRICES ONLY HAD A MINIMAL INCREASE IN JANUARY 2002, AND ETHANOL PRICES HAVE PLUNGED SINCE SEPTEMBER 11TH (SEE CHART ON PAGE 3.) THE LEVEL OF PROFITS FOR 2002 WILL DEPEND UPON ETHANOL PRICING. FOR PROFITS TO IMPROVE OVER 2001, ETHANOL PRICES WOULD NEED TO INCREASE TO A LEVEL CLOSE TO THE 2001 PRICES.

         IT IS HIGHLY DISAPPOINTING THAT SWEETENER PRICES REMAIN SEVERELY DEPRESSED. THE INDUSTRY WAS ON THE VERGE OF THE FIRST REASONABLE PRICE INCREASE IN SEVEN YEARS, UNTIL THE MEXICAN GOVERNMENT PLACED A TWENTY-PERCENT (20%) TAX ON SOFT DRINKS MADE WITH HFCS. THIS TAX FORCED SIGNIFICANT QUANTITIES OF PRODUCT BACK INTO THE UNITED STATES MARKET, WHICH CREATED AN OVER-SUPPLY PROBLEM AND CUT THE EXPECTED PRICE INCREASE BY ABOUT SEVENTY-FIVE PERCENT (75%). THEREFORE, WHAT LOOKED LIKE A VERY PROMISING YEAR, NOW FACES CHALLENGES. THESE ACTIONS HAVE DELAYED ANY STRONG RECOVERY BY THE INDUSTRY FOR AT LEAST ONE MORE YEAR.

         OUR THEME AT THE LAST ANNUAL MEETING WAS THAT WE FELT GOOD ABOUT OUR POSITION. WE EXPECTED CONTINUED STRONG GROWTH, WITH A GOOD SWEETENER PRICE INCREASE AND STRONG ETHANOL PRICES. EVENTS OF SEPTEMBER 11TH AND ACTIONS BY A FOREIGN GOVERNMENT HAVE NOW TEMPERED OUR IMMEDIATE OPTIMISM. WE STILL EXPECT TO REACH OUR GOALS, ONLY NOW WITH A SLIGHT DELAY. WE WILL CONTINUE TO WORK FOR IMPROVED PROFITS AND CONTINUE TO TRY TO ADDRESS LIQUIDITY CONCERNS. YOUR SUPPORT AND CONFIDENCE IS APPRECIATED!

SINCERELY,

/S/ JERRY JACOBY                                             /S/ L. DAN THOMPSON

JERRY JACOBY                                                  L. DAN THOMPSON
BOARD CHAIRMAN                                                PRESIDENT & CEO